EXHIBIT 99.1

Indiana Community Bancorp Announces First Quarter Earnings

COLUMBUS, Ind., April 26, 2011 (GLOBE NEWSWIRE) -- Indiana Community Bancorp (the "Company") (Nasdaq:INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1.3 million or $0.31 diluted earnings per common share compared to $418,000 or $0.04 diluted earnings per common share a year earlier. Net interest income increased $1.2 million or 16.3% compared to the prior year. The primary reason for the increase in net interest income was due to an increase in net interest margin to 3.63% in the first quarter which represented a 38 basis point increase over the prior year. Total loans decreased $2.8 million while total deposits increased $19.0 million. Chairman and CEO John Keach, Jr. stated, "Improvement to net interest margin is a key strategic focus for 2011. We are pleased to see this measure trending in the right direction." Executive Vice President and CFO Mark Gorski added, "It is exciting to see continued strong core transaction deposit growth as transaction deposits are the cornerstone for enhancing franchise value."

Balance Sheet

Total assets were $1.05 billion as of March 31, 2011, an increase of $7.0 million from December 31, 2010. Total loans decreased $2.8 million for the quarter. Commercial and commercial mortgage loans were unchanged for the quarter while residential mortgage loans and consumer loans accounted for the decrease in loans during the quarter. The decrease in total loans for the quarter reflects the sluggish market conditions experienced during the first quarter. Demand for home equity and second mortgage loans remains very soft within the Bank's market footprint. Commercial lending activity was also soft driven primarily by limited new business expansion combined with intense competition for high quality C&I relationships.

Total retail deposits increased $19.0 million for the quarter. This substantial growth in retail deposits was driven by growth in commercial and retail transaction accounts. A portion of the first quarter growth was likely inflated balances due to the timing of tax refunds. The Bank continues to experience a decrease in certificates of deposit. Total certificates of deposit decreased $5.4 million due to the low interest rates currently available.

Asset Quality

Provision for loan losses totaled $1.6 million for the quarter which was a decrease of $537,000 compared to the provision for the first quarter of 2010. The provision for loan losses covered net charge offs which were $1.6 million for the first quarter. The ratio of the allowance for loan losses to total loans was 1.96% at March 31, 2011 compared to 1.95% at December 31, 2010. Total non-performing assets decreased $3.0 million to $31.4 million at March 31, 2011. Non-performing assets to total assets was 2.99% at March 31, 2011.

Net Interest Income

Net interest income increased $1.2 million or 16.3% to $8.6 million for the quarter. The increase in net interest income was primarily attributable to significant improvement in the net interest margin. Net interest margin for the quarter was 3.63%, which represented an increase of 38 basis points compared to the prior year. The increase in the net interest margin continues to be driven by the mix shift within the Bank's core deposits. Growth in lower cost transaction accounts combined with decreases in higher cost certificates of deposit resulted in a 50 basis point decrease in the cost of interest bearing liabilities compared to the prior year.

Non Interest Income

Non interest income increased $178,000 or 8.2% to $2.3 million for the quarter. The increase was primarily due to net gains on the sale of securities which totaled $184,000 for the quarter. While not a core activity, the Bank continued to take advantage of interest rate volatility in the securities market to reposition a portion of the securities portfolio. Gain on sale of loans increased $39,000 for the quarter compared to the prior year. However, gain on sale of loans was down significantly compared to the second half of 2010. Mortgage origination levels during the second half of 2010 were driven by significant refinance activity due to reductions in mortgage rates. Service fees on deposits decreased $116,000 or 7.8% for the quarter due primarily to a decrease in overdraft fees. Miscellaneous income included a net loss on the writedown of other real estate of $387,000 for the quarter due primarily to the write down of a large other real estate owned property based on negotiations related to the sale of the property. Management expects the sale to be completed during the second half of 2011.

Non Interest Expenses

Non interest expenses increased $461,000 or 6.5% to $7.6 million for the quarter. Compensation and employee benefits expense increased $278,000 or 7.4% for the quarter due primarily to costs associated with additional personnel added to the commercial and investment advisory departments during 2010, increased medical benefit costs and increased costs related to restricted stock grants to key management personnel. Occupancy expense increased $68,000 for the quarter related to expenses associated with the Company's expanded office space in downtown Indianapolis. FDIC insurance expense increased $39,000 for the quarter due to increased deposits. Marketing expense increased $37,000 for the quarter as the Company has increased the marketing budget to support growth opportunities for core deposits within the market footprint.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)
	March 31, 2011	December 31, 2010

Assets:
Cash and due from banks	$ 12,051	$ 12,927
Interest bearing demand deposits	929	136
Federal funds sold	10,000	--
Cash and cash equivalents	22,980	13,063
Interest bearing time deposits	--	--
Securities available for sale at fair value (amortized cost $232,851 and $227,331)	232,879	226,465
Loans held for sale (fair value $1,669 and $7,827)	1,620	7,666
Portfolio loans:
Commercial and commercial mortgage loans	550,586	550,686
Residential mortgage loans	92,413	92,796
Second and home equity loans	90,937	92,557
Other consumer loans	10,933	11,614
Total portfolio loans	744,869	747,653
Unearned income	(194)	(252)
Allowance for loan losses	(14,578)	(14,606)
Portfolio loans, net	730,097	732,795

Premises and equipment	15,972	16,228
Accrued interest receivable	3,946	3,785
Other assets	42,786	43,316
TOTAL ASSETS	$ 1,050,280	$ 1,043,318

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Demand	$ 96,474	$ 86,425
Interest checking	180,200	177,613
Savings	50,977	45,764
Money market	230,917	224,382
Certificates of deposits	308,449	313,854
Retail deposits	867,017	848,038

Public fund certificates	5,311	5,305

Wholesale deposits	5,311	5,305
Total deposits	872,328	853,343
FHLB advances	53,470	53,284
Short term borrowings	--	12,088
Junior subordinated debt	15,464	15,464
Other liabilities	18,668	20,490
Total liabilities	959,930	954,669

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,183	21,156
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,419,379 and 3,385,079	21,341	21,230
Retained earnings, restricted	48,198	47,192
Accumulated other comprehensive loss, net	(372)	(929)

Total shareholders' equity	90,350	88,649
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,050,280	$ 1,043,318

INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Interest Income:
Securities and interest bearing deposits	$1,314	$1,091
Commercial and commercial mortgage loans	7,625	7,356
Residential mortgage loans	1,057	1,215
Second and home equity loans	1,072	1,167
Other consumer loans	219	295
Total interest income	11,287	11,124

Interest Expense:
Checking and savings accounts	396	456
Money market accounts	353	491
Certificates of deposit	1,580	2,432
Total interest on retail deposits	2,329	3,379

Brokered deposits	--	--
Public funds	7	2
Total interest on wholesale deposits	7	2
Total interest on deposits	2,336	3,381

FHLB advances	260	263
Other borrowings	3	--
Junior subordinated debt	76	74
Total interest expense	2,675	3,718

Net interest income	8,612	7,406
Provision for loan losses	1,558	2,095
Net interest income after provision for loan losses	7,054	5,311

Non Interest Income:
Gain on sale of loans	396	357
Gain on securities	184	--
Other than temporary impairment losses	--	(55)
Service fees on deposit accounts	1,368	1,484
Loan servicing income, net of impairment	111	115
Miscellaneous	282	262
Total non interest income	2,341	2,163

Non Interest Expenses:
Compensation and employee benefits	4,027	3,749
Occupancy and equipment	1,022	954
Service bureau expense	485	478
FDIC insurance expense	546	507
Marketing	221	184
Miscellaneous	1,268	1,236
Total non interest expenses	7,569	7,108

Income (loss) before income taxes	1,826	366
Income tax provision (credit)	490	(52)
Net Income (loss)	$1,336	$418

Basic earnings (loss) per common share	$0.31	$0.04
Diluted earnings (loss) per common share	$0.31	$0.04

Basic weighted average number of common shares	3,364,079	3,358,079
Dilutive weighted average number of common shares	3,367,105	3,358,079
Dividends per common share	$0.010	$0.010

Supplemental Data:	Three Months Ended
(unaudited)	March 31,
	2011	2010
Weighted average interest rate earned on total interest-earning assets	4.75%	4.89%
Weighted average cost of total interest-bearing liabilities	1.16%	1.66%
Interest rate spread during period	3.59%	3.23%

Net interest margin (net interest income divided by average interest-earning assets on annualized basis)	3.63%	3.25%
Total interest income divided by average total assets (on annualized basis)	4.40%	4.44%
Total interest expense divided by average total assets (on annualized basis)	1.04%	1.48%
Net interest income divided by average total assets (on annualized basis)	3.36%	2.95%

Return on assets (net income divided by average total assets on annualized basis)	0.52%	0.17%
Return on equity (net income divided by average total equity on annualized basis)	6.06%	1.99%

	March 31,	December 31,
	2011	2010

Book value per share outstanding	$20.22	$19.94

Nonperforming Assets:
Loans: Non-accrual	$16,724	$20,278
Past due 90 days or more	87	92
Restructured	9,695	9,684
Total nonperforming loans	26,506	30,054
Real estate owned, net	4,924	4,379
Other repossessed assets, net	0	10
Total Nonperforming Assets	$31,430	$34,443

Nonperforming assets divided by total assets	2.99%	3.30%
Nonperforming loans divided by total loans	3.56%	4.02%

Balance in Allowance for Loan Losses	$14,578	$14,606

Allowance for loan losses to total loans	1.96%	1.95%
CONTACT: John K. Keach, Jr.
         Chairman
         Chief Executive Officer
         (812) 373-7816

         Mark T. Gorski
         Executive Vice President
         Chief Financial Officer
         (812) 373-7379